Exhibit 1.01
FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          FOURTH AMENDMENT, dated as of July 27, 2007, to the Second Amended and Restated Credit Agreement referred to below (this “Amendment”), by and among DICK’S SPORTING GOODS, INC., a Delaware corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent for the Lenders (in such capacity “Agent”), and the Lenders signatory hereto.
WITNESSETH:
          WHEREAS, Borrower, the other Loan Parties signatory thereto, Agent and Lenders are parties to that certain Second Amended and Restated Credit Agreement, dated as of July 28, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
          WHEREAS, Borrower, Agent and Required Lenders have agreed, among other things, to amend and waive certain provisions of the Credit Agreement, in the manner, and on the terms and conditions, provided for herein;
          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Borrower, Agent and Required Lenders hereby agree as follows:
          1. Definitions. Capitalized terms not otherwise defined herein (including in the Recitals hereto) shall have the meanings ascribed to them in the Credit Agreement as amended hereby (the “Amended Credit Agreement”).
          2. Amendment to the Cover Page to the Credit Agreement. As of the Fourth Amendment Effective Date, the cover page to the Credit Agreement is hereby amended by deleting the cover page in its entirety and inserting in lieu thereof a new cover page to read as set forth on Exhibit A attached hereto.
          3. Amendment to the First Paragraph of the Credit Agreement. The first paragraph of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting the language “signatory hereto from time to time (each individually a “Lender” and collectively “Lenders”)” and replacing it with “(as defined below)”.
          4. Amendment to Section 1 of the Credit Agreement. Section 1 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by inserting a new Section 1.1A to read as follows:
“1.1A Facilities Increase. (a) The Borrower may, after the Fourth Amendment Effective Date, deliver to the Agent a Facilities Increase

Notice to request an increase (a “Facilities Increase”) in the Aggregate Revolving Credit Commitments in a principal amount not to exceed $100,000,000 in the aggregate for all such requests; provided, however, that (i) no Facilities Increase shall be effective later than one hundred eighty (180) days prior to the Commitment Termination Date and (ii) no more than two (2) Facilities Increases shall be made pursuant to this Section 1.1A. Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any increase in the Aggregate Revolving Credit Commitment, and any such increase may be subject to changes in any term herein.
(b) The Agent shall promptly notify each Lender (a “Notice of Facilities Increase”) of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Agent. Each such Lender (and each of their Affiliates) may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment to the Agent therefor, in form and substance satisfactory to the Agent, within ten (10) Business Days after receipt of a Notice of Facilities Increase. The Agent shall allocate in its sole discretion, but with the concurrence of Borrower, in amounts not to exceed for each such Lender the commitment received from such Lender or Affiliate, the Revolving Credit Commitments to be made as part of the Facilities Increase to the Lenders from which it has received such commitments. If the Agent does not receive enough commitments from existing Lenders or their Affiliates for a Facilities Increase, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, one or more new lenders (each individually a “New Lender” and collectively “New Lenders”), each of which must be reasonably satisfactory to Agent, and Agent, with the concurrence of Borrower, may allocate any excess in the proper amount of such Facilities Increase to such New Lenders.
(c) Each Facilities Increase shall become effective after the satisfaction of the conditions precedent set forth in Section 2.4, on a date agreed by the Borrower and the Agent (a “Facilities Increase Date”). The Agent shall notify the Lenders and the Borrower, on or before 1:00 p.m. on the Business Day following the Facilities Increase Date of the effectiveness of the Facilities Increase and shall record in the Register all applicable additional information required to be registered therein because of such Facilities Increase.
(d) On the Facilities Increase Date for any Facilities Increase, each Lender, Affiliate of a Lender or New Lender participating in such Facilities Increase shall purchase from each existing Lender having Loans outstanding on such Facilities Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s pro rata share in the Revolving Credit Facility of the new Revolving Credit Commitments (after giving effect to such Facilities Increase), in the aggregate outstanding Loans, so as to ensure that, on the Facilities Increase Date after giving effect to such Facilities Increase, each Lender holds its pro rata share in the Revolving Credit Facility and the Loans outstanding on such Facilities Increase Date.”
          5. Amendment to Section 1.4 of the Credit Agreement. Section 1.4 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by inserting the words “provided, that, if a LIBOR Period exceeds three months, the Borrower shall pay interest on such LIBOR Loans on the respective dates that fall every three months after the beginning of such LIBOR Period,” at the end of clause (a)(ii).
          6. Amendment to Section 1.6 of the Credit Agreement. Section 1.6 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting clause (e) in its entirety and inserting in lieu thereof a new clause (e) to read as follows:
“(e) Borrower agrees to pay to Agent for its own account and the Lenders’ account, as the case may be, such other fees and charges as are set forth in the fee letter between Borrower and Agent dated as of July 27, 2007 (the “GE Capital Fee Letter”), at the times specified for payment therein.”
          7. Amendment to Section 2 of the Credit Agreement. Section 2 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by adding new Section 2.4 as follows:
“2.4 Conditions Precedent to Each Facilities Increase. The effectiveness of each Facilities Increase shall be subject to the satisfaction of all of the following conditions precedent:
(a) Certain Documents. The Agent shall have received on or prior to the Facilities Increase Date for such Facilities Increase each of the following, each dated such Facilities Increase Date unless otherwise indicated or agreed to by the Agent, in form and substance satisfactory to the Agent:
     (i) written commitments duly executed by existing Lenders, Affiliates of existing Lenders, or New Lenders in an aggregate amount equal to the amount of the proposed Facilities Increase (as agreed between the Borrower and the Agent but in any case not to exceed, in the aggregate for all such Facilities Increases, the maximum amount set forth in the

Facilities Increase Notice) and, in the case of each such New Lender, a joinder agreement in form and substance satisfactory to the Agent and duly executed by the Borrower, the Agent and such New Lender;
     (ii) an amendment to this Agreement (including to Appendix 1), effective as of the Facilities Increase Date and executed by the Borrower and the Agent, to the extent necessary to implement terms and conditions of the Facilities Increase (including upfront fees), as agreed by the Borrower and the Agent but, which, in any case, except for upfront fees (which fees shall be agreed to between Borrower and Agent), shall be on the same terms and conditions as the existing Revolving Credit Facility;
     (iii) for the account of each Lender, Affiliate of a Lender or New Lender participating in such Facilities Increase having requested the same by notice to the Agent and the Borrower received by each at least three Business Days prior to the Facilities Increase Date (or such later date as may be agreed by the Borrower), Revolving Credit Notes conforming to the applicable requirements, if any, set forth in Section 1.1(e);
     (iv) for each Loan Party executing any Loan Document as part of such Facilities Increase, a certificate of the secretary or other officer of such Loan Party in charge of maintaining books and records of such Loan Party certifying as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each document executed as part of such Facilities Increase to which such Loan Party is a party;
     (v) duly executed favorable opinions of counsel to the Loan Parties, in New York, and in each other jurisdiction in which a Loan Party is organized satisfactory to the Agent, each addressed to the Agent, the L/C Issuers and the Lenders and addressing such matters as the Agent may reasonably request; and
     (vi) such other documents as the Agent may reasonably request or as any Lender participating in such Facilities Increase may require as a condition to its commitment in such Facilities Increase.
(b) Fee and Expenses. There shall have been paid to the Agent, for the account of the Agent, any Lender participating in such Facilities Increase (including any Person becoming a Lender as part of such Facilities Increase on such Facilities Increase Date) or any L/C Issuer, as the case may be, all fees (as agreed to between Borrower and Agent) and expenses due and payable on or before the Facilities Increase Date for such Facilities Increase.

(c) Conditions to Extensions of Credit. As of the Facilities Increase Date for such Facilities Increase, (i) the conditions precedent set forth in Section 2.2 shall have been satisfied both before and after giving effect to such Facilities Increase and (ii) such Facilities Increase shall be made on the terms and conditions set forth in Section 1.1A.
(d) Interest, Fees and Maturity. As of the Facilities Increase Date for such Facilities Increase, (i) the interest rates, letter of credit fees and unused line fees shall be the same as those for the existing Revolving Credit Facility (after giving effect to any increase in the Applicable Margin applicable to the existing Revolving Credit Facility that becomes effective on the Facilities Increase Date) and (ii) the final scheduled maturity date of such Facilities Increase shall be the same as the final scheduled maturity for the Revolving Credit Facility prior to giving effect to such Facilities Increase.
          8. Amendment to Section 6.1 of the Credit Agreement. Section 6.1(a) of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting the word “and” before clause (v) therein and inserting a new clause (vi) at the end of clause (v) to read as follows:
“and (vi) Borrower may form any wholly-owned foreign Subsidiaries of Borrower or any other Loan Party; provided, that investments made by the Loan Parties in such wholly-owned foreign Subsidiaries shall not exceed the limit set forth in Section 6.2(i); and provided further, that at the time of formation the provisions of Section 5.16(a) are complied with.”
          9. Amendment to Section 6.2 of the Credit Agreement. Section 6.2 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by,
(a)	deleting clause (a) in its entirety and inserting in lieu thereof a new clause (a) to read as follows:
“(a) Investments permitted by Section 6.1, 6.3, 6.4 or 6.12(j).”
(b)	deleting clause (g) in its entirety and inserting in lieu thereof a new clause (g) to read as follows:
“(g) (i) Investments by way of the acquisition of Stock or assets in each case constituting Permitted Acquisitions in an aggregate amount not to exceed $30,000,000 (including any Indebtedness assumed pursuant to Section 6.3(i)) in any Fiscal Year (the “Acquisition Cap”), and (ii) constituting the Golf Acquisition for an aggregate purchase price not to exceed $230,000,000 (including any Indebtedness assumed pursuant to

Section 6.3(i)); provided that, (A) in the case of the foregoing clauses (i) and (ii), immediately prior to, and immediately after giving effect to, such Investment, Excess Availability is greater than $50,000,000 and (2) in the case of the foregoing clause (i) none of the Inventory acquired in connection with such Permitted Acquisition shall be included in the Borrowing Base unless and until the Agent has, to the extent required by the Agent, conducted a collateral audit and appraisal thereon satisfactory to it and has made appropriate adjustments, if any, to the Reserves and/or the definition of Eligible Inventory; provided, further, that, so long as Excess Availability is greater than twenty percent (20%) of the Aggregate Revolving Credit Commitment the Acquisition Cap shall not apply.”; and
(c)	deleting the word “and” before clause (h) therein and inserting a new clause (i) at the end of clause (h) to read as follows:
“and (i) Investments in any wholly-owned foreign Subsidiaries of Borrower or any other Loan Party in an aggregate amount not to exceed $5,000,000.”
          10. Amendment to Section 6.3 of the Credit Agreement. Section 6.3 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by,
(a)	deleting the number “15,000,000” where it appears in clause (c), and inserting in lieu thereof, the number “50,000,000”; and

(b)	deleting the word “and” before clause (l) therein and inserting a new clause (m) at the end of clause (l) to read as follows:
“and (m) Indebtedness or Guaranteed Indebtedness incurred by Borrower in connection with industrial revenue bonds being issued by either the State of Georgia or the municipality of East Point, Georgia in an amount not to exceed $50,000,000 to be used for the acquisition of equipment at Borrower’s Georgia distribution center located at 3909 North Commerce Drive, East Point, Georgia 30344.”
          11. Amendment to Section 6.4 of the Credit Agreement. Section 6.4 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting the last sentence thereof in its entirety.
          12. Amendment to Section 6.5 of the Credit Agreement. Section 6.5 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting clause (a) in its entirety and inserting in lieu thereof a new clause (a) to read as follows:

“(a) No Loan Party shall: (i) make any changes in its business objectives, purposes or operations which, individually or in the aggregate, could in any way adversely affect the repayment of the Obligations or reasonably be expected to have or result in a Material Adverse Effect; (ii) issue or sell any shares of Stock of the Borrower that is mandatorily redeemable prior to December 31, 2012, (iii) organize any Subsidiaries other than (x) wholly-owned domestic Subsidiaries for the purpose of making Investments permitted by Section 6.2(g), (y) DSGV for the sole purpose of issuing electronic gift cards and entering into transactions with the Borrower involving such gift cards, and (z) wholly-owned foreign Subsidiaries; provided that investments made by the Loan Parties in such wholly-owned foreign Subsidiaries shall not exceed the limit set forth in Section 6.2(i), and (iv) amend its articles or certificate of incorporation, charter, by-laws, organizational document, the terms of its outstanding Stock, or any partners, shareholders, voting or similar agreement to which it is a party; provided that any Loan Party may amend any such documents in a manner that not would adversely affect Agent or Lenders or such Loan Party’s duty or ability to repay the Obligations; or (v) subject to clause (iii)(y) above, engage in any business other than the retail sale of clothing and sporting goods or businesses reasonably related thereto consistent with past practice.
          13. Amendment to Section 6.6 of the Credit Agreement. Section 6.6 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting the word “and” before clause (f) therein and inserting a new clause (g) at the end of clause (f) to read as follows:
“and (g) Guaranteed Indebtedness related to certain industrial revenue bonds permitted to be incurred pursuant to Section 6.3(m).”
          14. Amendment to Section 6.8 of the Credit Agreement. Section 6.8 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting the words “$5,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $15,000,000” where they appear in clause (d), and inserting in lieu thereof, the number “$25,000,000 per annum”.
          15. Amendment to Section 6.12 of the Credit Agreement. Section 6.12 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by,
(a)	deleting clause (c) in its entirety and inserting a new clause (c) to read as follows:
“(c) Borrower may make (i) regularly scheduled payments of interest to holders of the Convertible Notes, (ii) payments in cash or Stock upon conversion of any of the Convertible Notes pursuant to Section 4.1 of the Convertible Note Indenture and paragraph 9 of the Convertible Notes; (iii) payments in cash on or after February 11, 2009 upon redemption of the Convertible Notes pursuant to Section 3.8 of the Convertible Note Indenture and paragraph 7 of the Convertible Notes, (iv) payments in cash on or after February 11, 2009 upon redemption of the Convertible Notes by Borrower pursuant to Section 3.1 of the Convertible Note Indenture and paragraph 6 of the Convertible Notes, (v) payment in cash of the aggregate principal amount of the Convertible Notes upon maturity or upon acceleration, (vi) payment of liquidated damages to the holders of Convertible Notes pursuant to Section 3 of the Registration Rights Agreement, (vii) payments in cash or Stock pursuant to the Convertible Notes Warrant Transaction and Convertible Note Hedge, (viii) any payments required for registration expenses pursuant to Section 5 of the Registration Rights Agreement, and (ix) payment of the Change in Control Purchase Price (as defined in Section 3.9(c) of the Convertible Note Indenture) of any Convertible Notes upon a Change in Control (as defined in Section 3.9(a) of the Convertible Note Indenture) pursuant to Section 3.9 of the Convertible Note Indenture and paragraph 7 of the Convertible Notes; provided that with respect to the foregoing clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix), (A) no Default or Event of Default has occurred and is continuing both before and after giving effect to any such payment and (B) immediately prior to, and immediately after giving effect to, any such payment, Excess Availability is greater than twenty percent (20%) of the Aggregate Revolving Credit Commitment;”; and
(b)	deleting the word “and” before clause (i) therein and inserting a new clause (j) at the end of clause (i) to read as follows:
“and (j) Borrower may repurchase or redeem the Borrower’s capital Stock; provided that (i) no Default or Event of Default has occurred and is continuing both before and after giving effect to any such payment and (ii) immediately prior to, and immediately after giving effect to, any such payment, Excess Availability is greater than twenty percent (20%) of the Aggregate Revolving Credit Commitment.”
          16. Amendment to Section 9.11 of the Credit Agreement. Section 9.11 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting such Section in its entirety and inserting in lieu thereof a new Section 9.11 to read as follows:
“9.11 Co-Documentation Agents, Co-Syndication Agents, Lead Arranger and Sole Bookrunner. Notwithstanding anything else to the contrary in this Agreement or any other Loan Document, Citizen’s Bank of

Pennsylvania, in its capacity as co-documentation agent, National City Business Credit, Inc., in its capacity as co-documentation agent, Bank of America, N.A., in its capacity as co-syndication agent, Wachovia Bank, National Association, in its capacity as co-syndication agent, and GECM, in its capacity as lead arranger and sole bookrunner, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary duty with any Lender, and no implied covenants, functions, responsibilities, duties obligations or liabilities shall be read into this Agreement or otherwise exist against such co-documentation agents, syndication agent and lead arranger and in such capacities.
          17. Amendment to Section 11.1 of the Credit Agreement. Section 11.1 of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by adding a new sentence at the end thereof to read as follows:
“Notwithstanding anything to the contrary set forth in this Section 11.1, an amendment necessary to implement the terms of a Facilities Increase in accordance with the terms hereof, shall be effective if in writing and signed by the Borrower and the Agent.”
          18. Amendments to Annex A of the Credit Agreement. Annex A of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by:
(a) amending and restating in its entirety the following definitions to read as follows:
“Aggregate Revolving Credit Commitment” shall mean $350,000,000, (i) as such amount may be increased to reflect each additional commitment by each Lender that is made as part of any Facilities Increase and (ii) as such amount may be reduced from time to time pursuant to Section 1.2(c).
“Applicable Unused Line Fee Margin” shall mean fifteen hundredths of one percent (.15%).
“Commitment Termination Date” shall mean the earliest of (a) July 27, 2012, (b) the date of termination of the Aggregate Revolving Credit Commitment pursuant to Section 8.2, and (c) the date of termination of the Aggregate Revolving Credit Commitment in accordance with the provisions of Section 1.2(c).
“GECM” shall mean GE Capital Markets, Inc., a Delaware corporation.
“Lender” shall mean, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance, or

(c) becomes a party hereto in connection with a Facilities Increase by execution of a joinder agreement in connection with such Facilities Increase, in each case together with its successors, and “Lenders” shall mean, collectively, all of the foregoing Persons.
“Revolving Credit Commitment” shall mean, as to each Lender, the commitment of such Lender to make Revolving Loans or incur Letter of Credit Obligations pursuant to Section 1.1 and the other provisions hereof in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Appendix 1, as amended to reflect each additional commitment by such Lender that is made as part of any Facilities Increase and as such amount may be reduced or modified pursuant to this Agreement.
(b) adding the following new definitions in appropriate alphabetical order therein:
“Facilities Increase” has the meaning specified in Section 1.1A.
“Facilities Increase Date” has the meaning specified in Section 1.1A.
“Facilities Increase Notice” means a notice from the Borrower to the Agent requesting a Facilities Increase, which may include any proposed term and condition for such proposed Facilities Increase but shall include in any event the amount of such proposed Facilities Increase.
“Fourth Amendment Effective Date” shall mean July 27, 2007.
“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Loans and Letters of Credit.
(c) The definition of “Applicable Margin” is hereby amended as of the Fourth Amendment Effective Date by deleting the chart therein and inserting in lieu thereof, the following:

	Average Availability for		Index Rate
“Levels	Previous Three Calendar Months	LIBOR Loans	Loans
Level I	Greater than or equal to $225,000,000	0.75%	-0.25%
Level II	Greater than or equal to $125,000,000 and	1.00%	0.00%

	Average Availability for		Index Rate
“Levels	Previous Three Calendar Months	LIBOR Loans	Loans
	less than $225,000,000
Level III	Greater than or equal to $75,000,000 and less than $125,000,000	1.25%	0.00%

Level IV	Less than $75,000,000	1.50%	0.00%”
(d) The definition of “Fixed Charge Coverage Measurement Date” is hereby amended as of the Fourth Amendment Effective Date by deleting the number “$50,000,000” where it appears in the last sentence thereof, and inserting in lieu thereof, the words “ten percent (10%) of the Aggregate Revolving Credit Commitment”.
(e) The definition of “LIBOR Period” is hereby amended as of the Fourth Amendment Effective Date by (i) deleting the words “one, two or three months” where they appear in the first sentence thereof, and inserting in lieu thereof, the words “one, two, three or six months”; and (ii) deleting the phrase “seven (7)” where it appears in clause (e) thereof, and inserting in lieu thereof, the phrase “ten (10)”.
(f) The definition of “Permitted Sale and Leaseback Transaction” is hereby amended as of the Fourth Amendment Effective Date by deleting the words “after the Closing Date” where they appear in clause (ii)(d) thereof, and inserting in lieu thereof, the words “in the aggregate during any Fiscal Year”.
          19. Amendment to Annex F of the Credit Agreement. Annex F of the Credit Agreement is hereby amended as of the Fourth Amendment Effective Date by deleting clause (d)(ii)(A) in its entirety and inserting in lieu thereof a new clause (d)(ii)(A) to read as follows:
“(A) with respect to Documentary Letters of Credit, one-half of one percent per annum (0.50%) less than the Applicable Margin for LIBOR Loans from time to time in effect; provided, that, in no event shall any Letter of Credit Fee with respect to Documentary Letters of Credit be less than one-half of one percent per annum (0.50%), and”
          20. Representations and Warranties. To induce Lenders and Agent to enter into this Amendment, Borrower hereby represents and warrants that, after giving effect to this Amendment:
(a)	Each of the execution, delivery and performance by Borrower and each other Loan Party which is party to the Guaranty of this Amendment and the performance of the Amended Credit Agreement are (i) within Borrower’s and each such Loan Party’s corporate power and have been duly authorized by all necessary corporate and shareholder action; (ii) do not contravene any provision of any Loan Party’s charter or bylaws or equivalent organizational or charter or other constituent documents; (iii) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (iv) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party is a party or by which any Loan Party or any of its property is bound; (v) do not result in the creation or imposition of any Lien upon any of the property of any Loan Party other than those in favor of Agent, on behalf of itself and the Lenders, pursuant to the Loan Documents; and (vi) do not require the consent or approval of any Governmental Authority or any other Person.
(b)	This Amendment has been duly executed and delivered by or on behalf of Borrower and each other Loan Party which is party to the Guaranty.

(c)	Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each such Loan Party enforceable against Borrower and such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)	No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(e)	No action, claim or proceeding is now pending or, to the knowledge of any Loan Party signatory hereto, threatened against such Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which challenges such Loan Party’s right, power, or competence to enter into this Amendment or, to the extent applicable, perform any of its obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or which if determined adversely could have or result in a Material Adverse Effect. To the knowledge of each Loan Party, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.
(f)	All representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that any such representation or warranty expressly relates to an earlier date.
          21. Remedies. This Amendment shall constitute a Loan Document. The breach by any Loan Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.
          22. No Other Amendments/Waivers. Except as expressly provided for herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as expressly provided for herein, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document by the Agent or the Lenders with respect to any right or remedy which the Agent or the Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which the Agent or the Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof. The Credit Agreement and all other Loan Documents are hereby in all respects ratified and confirmed.
          23. Waiver of Claims. Borrower hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all Claims of any kind or character, known or unknown, which Borrower ever had, now has or might hereafter have against Agent or any Indemnified Person which relates, directly or indirectly, to any acts or omissions of Agent or such Lender or any other Indemnified Person on or prior to the Fourth Amendment Effective Date.
          24. Fees and Expenses. Borrower hereby (a) agrees to pay to Agent, for the ratable account of each of the Lenders executing this Amendment, on the Fourth Amendment Effective Date, a closing fee in the aggregate amount of $175,000 (the “Amendment Fee”) and (b) reconfirms its obligations pursuant to Section 11.2 of the Credit Agreement to pay and reimburse Agent for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

          25. Effectiveness. This Amendment shall become effective as of July 27, 2007 (the “Fourth Amendment Effective Date”) only upon satisfaction in full in the judgment of the Agent of each of the following conditions:
(a)	Amendment. Agent shall have received eight (8) original copies of this Amendment duly executed and delivered by Agent, Lenders and Borrower and acknowledged by the other Loan Parties.

(b)	Payment of Expenses. Borrower shall have paid to Agent the Amendment Fee and all other costs and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent and Lenders (including, without limitation, the fees payable pursuant to the GE Capital Fee Letter, and reasonable legal fees and expenses).

(c)	Representations and Warranties. All representations and warranties contained in this Amendment shall be true and correct on and as of the Fourth Amendment Effective Date.
          26. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW 5-1401, FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          27. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER: DICK’S SPORTING GOODS, INC.
By:	/s/ Timothy E. Kullman
	Name:	Timothy E. Kullman
	Title:	SVP & CFO

AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, as Agent
By:	/s/ Joseph H. Burt
	Name:	Joseph H. Burt
Its: Duly Authorized Signatory

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Joseph H. Burt
	Name:	Joseph H. Burt
Its: Duly Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ James M. Steffy
	Name:	James M. Steffy
	Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ Stephen L. DeMenna
	Name:	Stephen L. DeMenna
	Title:	Managing Director

NATIONAL CITY BUSINESS CREDIT, INC.
By:	/s/ Kathryn C. Ellero
	Name:	Kathryn C. Ellero
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Anthony D. Braxton
	Name:	Anthony D. Braxton
	Title:	Director

CITIZEN’S BANK OF PENNSYLVANIA
By:	/s/ Don Cmar
	Name:	Don Cmar
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. formerly known as JP MORGAN CHASE BANK
By:	/s/ James M. Barbato
	Name:	James M. Barbato
	Title:	Vice President

Each of the undersigned Loan Parties hereby (i) acknowledges each of the amendments and waivers to the Credit Agreement effected by this Amendment and (ii) confirms and agrees that its obligations under its Guaranty shall continue without any diminution thereof and shall remain in full force and effect on and after the effectiveness of this Amendment.

ACKNOWLEDGED, CONSENTED and AGREED to as of the date first written above. AMERICAN SPORTS LICENSING, INC.
By:	/s/ John Wolfe
	Name:	John Wolfe
	Title:	VP Treasurer

DSG OF VIRGINIA, LLC
By:	/s/ Lee Belitsky
	Name:	Lee Belitsky
	Title:	Secretary

GALYAN’S TRADING COMPANY, INC.
By:	/s/ Timothy E. Kullman
	Name:	Timothy E. Kullman
	Title:	VP/Secretary/Treasurer

GALYAN’S NEVADA, INC.
By:	/s/ Timothy E. Kullman
	Name:	Timothy E. Kullman
	Title:	Secretary and Treasurer

GALYAN’S OF VIRGINIA, INC.
By:	/s/ Timothy E. Kullman
	Name:	Timothy E. Kullman
	Title:	Secretary & Treasurer

GOLF GALAXY, INC.
By:	/s/ John Wolfe
	Name:	John Wolfe
	Title:	VP and Secretary

GOLF GALAXY GOLFWORKS, INC.
By:	/s/ John Wolfe
	Name:	John Wolfe
	Title:	VP and Assistant & Secretary

Exhibit A
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 28, 2004
among
DICK’S SPORTING GOODS, INC.
as Borrower,
THE OTHER LOAN PARTIES SIGNATORY HERETO,
as Loan Parties,
and
THE LENDERS PARTY HERETO,
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent,
and
CITIZEN’S BANK OF PENNSYLVANIA
and
NATIONAL CITY BUSINESS CREDIT, INC.,
as Co-Documentation Agents,
and
BANK OF AMERICA, N.A.,
and
WACHOVIA BANK, NATIONAL ASSOCIATION
as Co- Syndication Agents,
and
GE CAPITAL MARKETS, INC.,
as Lead Arranger and Sole Bookrunner